Exhibit 4.1
AMENDMENT NO. 8 TO RIGHTS AGREEMENT
THIS AMENDMENT NO. 8 (“Amendment 8”) is entered into as of the 10th day of May, 2010 by and among SFN GROUP, INC., a Delaware corporation (formerly known as Interim Services Inc. and Spherion Corporation) (the “COMPANY”), and THE BANK OF NEW YORK MELLON, a New York banking corporation (“BONY”), and amends that certain Rights Agreement, dated March 17, 1994, as amended, entered into by the Company and Boatmen’s Trust Company (the “RIGHTS AGREEMENT”).
RECITALS
     A. Pursuant to the Rights Agreement dated March 17, 1994, the Company appointed Boatmen’s Trust Company (“Boatmen’s”) as the initial Rights Agent to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Rights Agreement.
     B. The Company, Boatmen’s and ChaseMellon Shareholder Services, L.L.C., a New York limited liability company (“CHASE”), entered into that certain Amendment No. 1 to Rights Agreement dated June 26, 1996 whereby the Company removed Boatmen’s as Rights Agent and appointed CHASE as Successor Rights Agent in accordance with the terms and conditions of the Rights Agreement.
     C. The Company and CHASE entered into that certain Amendment No. 2 to Rights Agreement dated February 25, 1997, whereby certain additional provisions of the Rights Agreement were amended.
     D. The Company and CHASE entered into that certain Amendment No. 3 to Rights Agreement dated January 20, 1998, whereby the Company increased the Purchase Price as established in the Rights Agreement.
     E. The Company and CHASE entered into that certain Amendment No. 4 to Rights Agreement dated November 21, 2000, whereby the Company removed CHASE as Rights Agent and appointed BONY Successor Rights Agent in accordance with the terms and conditions of the Rights Agreement.
     F. The Company and BONY entered into that certain Amendment No. 5 to Rights Agreement dated March 23, 2001, whereby the Rights Agreement was amended to reflect the change in the Company’s name from Interim Services Inc. to Spherion Corporation.
     G. The Company and BONY entered into that certain Amendment No. 6 to Rights Agreement dated December 1, 2003, whereby the Rights Agreement was amended to establish periodic review by the TIDE Committee and to change the Purchase Price.
     H. The Company and BONY entered into that certain Amendment No. 7 to Rights Agreement dated September 9, 2009 (“Amendment No. 7”), whereby the Rights Agreement was amended to help preserve under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), the value of the net operating loss benefits and other deferred tax assets of the Company.

     I. Pursuant to Section 27 of the Rights Agreement, the Company wishes to further amend the Rights Agreement as provided herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:
(1)     Paragraph 23 of Amendment 7 is hereby amended and restated to read as follows:
The terms and provision of this Amendment 7 shall terminate and be of no further force and effect on the earliest of (i) the Expiration Date, (ii) September 9, 2012, (iii) the repeal of Section 382 of the Code if the Board of Directors of the Company determines that this Amendment 7 is no longer necessary to serve the Amendment 7 Purpose, (iv) the beginning of a taxable year of the Company to which the Board of Directors of the Company determines that no Tax Benefits may be carried forward and in which no net unrealized built-in loss may be recognized, or (v) September 1, 2010 if stockholder approval has not been obtained for Amendment 7, as amended by this Amendment 8, prior to such date; provided, however, that those terms and provision of this Amendment 7 that affect the rights, duties, obligations or immunities of the Rights Agent shall remain in full force and effect in the event Amendment 7 terminates before the Expiration Date or the Final Expiration Date pursuant to clause (ii), (iii), (iv), or (v) of this paragraph 23. In the event Amendment 7 terminates before the Expiration Date or September 9, 2012 pursuant to clause (iii), (iv), or (v) of this paragraph 23, the Rights Agreement shall remain in effect and revert to its form before the enactment of this Amendment 7 (other than those terms and provision of this Amendment 7 that affect the rights, duties, obligations or immunities of the Rights Agent, which shall remain in full force and effect after such a termination). The Company shall provide the Rights Agent with advance written notice of the termination of this Amendment 7.
(2)     The undersigned, as an appropriate officer of the Company, hereby (i) certifies pursuant to Section 27 of the Rights Agreement that this Amendment 8 is in compliance with the terms of Section 27 of the Rights Agreement and (ii) instructs the Rights Agent to execute and deliver this Amendment 8.
(3)     In all other respects, except as herein stated, the Rights Agreement, as previously amended, shall remain in full force and effect.
(4)     This Amendment 8 may be executed in counterparts, each of which shall constitute an original, and both of which shall together constitute but one and the same instrument. Capitalized terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement. The preamble and recitals hereto are hereby incorporated into this Amendment 8 and made a part hereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 8 to Rights Agreement to be duly executed, effective as of the date first above written.

SFN GROUP, INC.
By:	/s/ Roy G. Krause
	Name:	Roy G. Krause
	Title:	President & CEO

THE BANK OF NEW YORK MELLON, as Rights Agent
By:	/s/ Margaret B. Lloyd
	Name:	Margaret B. Lloyd
	Title:	Vice President

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